Final Term Sheet Dated April 11, 2022	Issuer Free Writing Prospectus Filed Pursuant to Rule 433 relating to the Preliminary Prospectus Supplement dated April 11, 2022 and Prospectus dated June 1, 2020 Registration Statement No. 333-238831

Amazon.com, Inc.

2.730% Notes due 2024

3.000% Notes due 2025

3.300% Notes due 2027

3.450% Notes due 2029

3.600% Notes due 2032

3.950% Notes due 2052

4.100% Notes due 2062

Pricing Term Sheet

Issuer:	Amazon.com, Inc. (the “Issuer”)

Title:

2.730% Notes due 2024 (the “2024 Notes”)

3.000% Notes due 2025 (the “2025 Notes”)

3.300% Notes due 2027 (the “2027 Notes”)

3.450% Notes due 2029 (the “2029 Notes”)

3.600% Notes due 2032 (the “2032 Notes”)

3.950% Notes due 2052 (the “2052 Notes”)

4.100% Notes due 2062 (the “2062 Notes”)

Security Type:	SEC registered

Ratings*:	A1 by Moody’s Investor Service, Inc. AA by Standard & Poor’s Ratings Services AA- by Fitch Ratings Inc.

Size:	2024 Notes: $1,500,000,000 2025 Notes: $1,500,000,000 2027 Notes: $2,000,000,000 2029 Notes: $1,500,000,000 2032 Notes: $2,500,000,000 2052 Notes: $2,500,000,000 2062 Notes: $1,250,000,000

Maturity Date:	2024 Notes: April 13, 2024 2025 Notes: April 13, 2025 2027 Notes: April 13, 2027 2029 Notes: April 13, 2029 2032 Notes: April 13, 2032 2052 Notes: April 13, 2052 2062 Notes: April 13, 2062

Trade Date:	April 11, 2022

Settlement Date:	April 13, 2022

Coupon (Interest Rate):

2024 Notes: 2.730% per annum, accruing from April 13, 2022

2025 Notes: 3.000% per annum, accruing from April 13, 2022

2027 Notes: 3.300% per annum, accruing from April 13, 2022

2029 Notes: 3.450% per annum, accruing from April 13, 2022

2032 Notes: 3.600% per annum, accruing from April 13, 2022

2052 Notes: 3.950% per annum, accruing from April 13, 2022

2062 Notes: 4.100% per annum, accruing from April 13, 2022

Yield to Maturity:	2024 Notes: 2.730% 2025 Notes: 3.056% 2027 Notes: 3.345% 2029 Notes: 3.485% 2032 Notes: 3.622% 2052 Notes: 3.974% 2062 Notes: 4.124%

Spread to Benchmark Treasury:	2024 Notes: T + 22 bps 2025 Notes: T + 32 bps 2027 Notes: T + 55 bps 2029 Notes: T + 65 bps 2032 Notes: T + 85 bps 2052 Notes: T + 115 bps 2062 Notes: T + 130 bps

Benchmark Treasury:

2024 Notes: 2.250% due March 31, 2024

2025 Notes: 1.750% due March 15, 2025

2027 Notes: 2.500% due March 31, 2027

2029 Notes: 2.375% due March 31, 2029

2032 Notes: 1.875% due February 15, 2032

2052 Notes: 1.875% due November 15, 2051

2062 Notes: 1.875% due November 15, 2051

Benchmark Treasury Yield:	2024 Notes: 2.510% 2025 Notes: 2.736% 2027 Notes: 2.795% 2029 Notes: 2.835% 2032 Notes: 2.772% 2052 Notes: 2.824% 2062 Notes: 2.824%

Interest Payment Dates:	April 13 and October 13 of each year, beginning October 13, 2022

Optional Redemption:

The notes of each series may be redeemed in whole at any time or in part from time to time (i) prior to the applicable Par Call Date (as set forth below) or (ii) in the case of the 2024 Notes and the 2025 Notes, at any time prior to maturity, at the Issuer’s option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the applicable Par Call Date or, in the case of the 2024 Notes and the 2025 Notes, on the applicable maturity date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 5.0 basis points in the case of the 2024 Notes, plus 5.0 basis points in the case of the 2025 Notes, plus 10.0 basis points in the case of the 2027 Notes, plus 12.5 basis points in the case of the 2029 Notes, plus 15.0 basis points in the case of the 2032 Notes, plus 20.0 basis points in the case of the 2052 Notes, and plus 20.0 basis points in the case of the 2062 notes less (b) interest accrued and unpaid thereon to the redemption date, and

(2) 100% of the principal amount of the notes of the applicable series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem the 2027 Notes, the 2029 Notes, the 2032 Notes, the 2052 Notes, and the 2062 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Par Call Date:

2027 Notes: March 13, 2027 (1 month prior to the maturity date of the 2027 Notes)

2029 Notes: February 13, 2029 (2 months prior to the maturity date of the 2029 Notes)

2032 Notes: January 13, 2032 (3 months prior to the maturity date of the 2032 Notes)

2052 Notes: October 13, 2051 (6 months prior to the maturity date of the 2052 Notes)

2062 Notes: October 13, 2061 (6 months prior to the maturity date of the 2062 Notes)

Price to Public:

2024 Notes: 100.000% of the principal amount, plus accrued interest, if any

2025 Notes: 99.841% of the principal amount, plus accrued interest, if any

2027 Notes: 99.794% of the principal amount, plus accrued interest, if any

2029 Notes: 99.784% of the principal amount, plus accrued interest, if any

2032 Notes: 99.817% of the principal amount, plus accrued interest, if any

2052 Notes: 99.582% of the principal amount, plus accrued interest, if any

2062 Notes: 99.532% of the principal amount, plus accrued interest, if any

CUSIP/ ISIN:

2024 Notes: 023135 CD6/US023135CD60

2025 Notes: 023135 CE4/US023135CE44

2027 Notes: 023135 CF1/US023135CF19

2029 Notes: 023135 CG9/US023135CG91

2032 Notes: 023135 CH7/US023135CH74

2052 Notes: 023135 CJ3/US023135CJ31

2062 Notes: 023135 CK0/US023135CK04

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BofA Securities, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

SG Americas Securities, LLC

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Drexel Hamilton, LLC

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

Loop Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

AmeriVet Securities

Cabrera Capital Markets LLC

Incorporation by Reference:

In addition to the documents listed in the Preliminary Prospectus Supplement under “Information Incorporated by Reference,” the Issuer incorporates the following document by reference herein and in the Registration Statement:

•  Current Report on Form 8-K filed with the SEC on March 9, 2022.

*

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them by contacting Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; J.P. Morgan Securities LLC collect at 1-212-834-4533; or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.